EXHIBIT 99.1

Old Line Bancshares, Inc. Reports $1.8 Million in Net Income Available to Common Stockholders, an Increase of 235.96 Percent for the Three Months Ended March 31, 2012

1ST QUARTER HIGHLIGHTS

  Net income available to common stockholders of $1.8 million or $0.26 per share increased 235.96% from the $522,682 or $0.12 per share reported for first quarter of 2011.
  The first quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.88% and 10.89%, respectively.
  Non-performing assets were 1.31% of total assets at March 31, 2012.
  The ratio of the allowance for credit losses was 0.68% at March 31, 2012 compared to 0.69% at December 31, 2011.
  The net interest margin for the first quarter was 4.51%.

BOWIE, Md., May 7, 2012 (GLOBE NEWSWIRE) -- James W. Cornelsen, President & Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders increased $1.2 million to $1.8 million for the three months ended March 31, 2012, compared with $522,682 for the three months ended March 31, 2011. Earnings per basic and diluted common share were $0.26 for the three months ended March 31, 2012 and $0.12 for the same period in 2011.

"The acquisition of Maryland Bankcorp, Inc., which we completed on April 1, 2011, was the primary contributor to the increase in net income for the three month period ended March 31, 2012, as well as increases in net interest income, non-interest revenue, and non-interest expense. We have now completed a banner year since the acquisition. As our financial performance this quarter and since the acquisition portrays, we have successfully integrated the acquired banking company into our operations and continue to produce and improve operating earnings," said James W. Cornelsen, President and Chief Executive Officer.  In March 2012, SNL Financial, Inc., the industry's leading independent data source recognized this stellar performance and ranked Old Line Bank, the principal subsidiary of Old Line Bancshares, Inc., 46th among the nation's 100 top performing community banks with total assets between $500 million and $5 billion. Mr. Cornelsen continued that he was "honored that Old Line Bank was one of only two Maryland banks to make the top 100; no banks in the comparable asset size range headquartered in Delaware, Washington, D.C. or Virginia made the list. This designation and our financial performance are a tribute to the quality and dedication of our management and staff who have worked diligently to achieve our goal of becoming the premier community bank in the Washington, D.C. market."

The continued profitability of the company was primarily the result of a $4.2 million increase in net interest income and a $553,933 increase in non-interest revenue for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011.  The increase in net interest income was predominantly the result of a $4.4 million increase in total interest revenue for the quarter. The increase in total interest revenue derived primarily from the $246.1 million or 80.28% growth in net loans that occurred since March 31, 2011 mostly because of the acquisition as well as from organic growth of approximately $13.5 million during the quarter ended March 31, 2012 and a total of $63.5 million since the acquisition date. We continue to receive payments on several acquired non-accrual loans that allowed us to accrete approximately $465,000 from credit related discounts to interest income during the three months ended March 31, 2012.   These increases to net income were partially offset by a $2.8 million increase in non-interest expense, a $225,000 increase in the provision for loan losses and a $279,275 increase in interest expense. The increase in non-interest expense was a result of the costs associated with operating a larger branch network and bank franchise.

For the quarter ended March 31, 2012, net income available to common stockholders decreased $210,857 from the linked quarter ended December 31, 2011 net income available to common stockholders of $2.0 million or $0.29 per common and diluted share. Net income available to common stockholders decreased primarily because we recorded a one-time reduction in income tax expense of approximately $500,000 during the fourth quarter of 2011.

Our asset quality continues to remain strong even with the addition of the acquired loan portfolio. Our non-performing assets to total assets remained statistically low at 1.31% and our allowance for loan losses as a percent of gross loans remained stable at 0.68% compared to December 31, 2011 and March 31, 2011. For the three month period ended March 30, 2012, we increased the provision for loan losses by $225,000.  Although our legacy loan  portfolio's (loans not acquired from Maryland Bankcorp, Inc.) asset quality remained stable and there are indications that the economy may be on a path to recovery, there are also indications that it may experience either flat or minimal growth in the near term and this could negatively impact our borrowers' financial stability. As a result of our loan growth and the unstable economy, we believe it is prudent to increase the provision for loan losses. Based on our history, internal analysis, the ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, management believes the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to our ability and position to become a premier community bank in the Washington, D.C. market and the adequacy of our loan loss allowance constitute "forward-looking statements" as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, sustained high levels of or further increases in the unemployment rate in our target markets, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$ 24,018,472	$ 43,434,375	$ 44,591,494	$ 48,628,138	$ 8,512,884
Interest bearing accounts	1,020,231	119,235	14,157	102,921	115,680
Federal funds sold	1,094,891	83,114	720,898	264,506	558,214
Total cash and cash equivalents	26,133,594	43,636,724	45,326,549	48,995,565	9,186,778
Time deposits in other banks	--	--	--	--	99,000
Investment securities available for sale	163,204,721	161,784,835	158,503,556	144,694,675	37,658,830
Investment securities held to maturity	--	--	--	--	20,267,496
Loans, less allowance for loan losses	552,843,016	539,297,666	515,738,796	500,370,124	306,653,965
Equity securities at cost	3,994,766	3,946,042	4,051,482	3,402,531	2,596,650
Premises and equipment	23,651,682	23,215,429	22,748,048	22,163,745	16,703,016
Accrued interest receivable	2,562,773	2,448,542	2,349,748	2,278,496	1,239,489
Prepaid income taxes	27,964	--	162,043	1,042,054	--
Deferred income taxes	7,307,974	7,244,029	6,353,633	6,963,981	190,186
Bank owned life insurance	16,530,205	16,416,566	16,298,382	16,377,113	8,765,616
Prepaid pension	1,030,551	1,030,551	1,315,642	1,315,642	--
Other real estate owned	3,919,461	4,004,609	4,126,434	3,947,340	1,976,516
Goodwill	633,790	633,790	141,723	116,723	--
Core deposit intangible	4,224,218	4,418,892	4,613,568	4,808,242	--
Other assets	3,627,066	2,964,626	4,255,685	2,935,860	2,214,039
Total assets	$ 809,691,781	$ 811,042,301	$ 785,985,289	$ 759,412,091	$ 407,551,581

Deposits
Non-interest bearing	$ 169,180,497	$ 170,138,329	$ 176,167,359	$ 160,538,320	$ 56,827,155
Interest bearing	517,467,161	520,629,456	487,824,952	486,450,237	281,811,895
Total deposits	686,647,658	690,767,785	663,992,311	646,988,557	338,639,050
Short term borrowings	40,505,782	38,672,657	32,605,607	26,153,000	6,584,128
Long term borrowings	6,261,429	6,284,479	16,307,146	16,328,337	16,349,219
Accrued interest payable	370,712	397,211	392,340	391,294	363,763
Accrued pension	4,411,462	4,342,664	4,554,285	4,527,294	711,653
Other liabilities	1,582,906	2,080,867	1,867,752	1,193,613	565,476
Total liabilities	739,779,949	742,545,663	719,719,441	695,582,095	363,213,289

Stockholders' equity
Common stock	68,285	68,177	68,096	68,096	46,774
Additional paid-in capital	53,519,196	53,489,075	53,421,825	53,411,845	35,582,975
Retained earnings	13,576,596	12,093,742	10,399,491	8,896,285	7,917,628
Accumulated other comprehensive income	2,311,030	2,388,972	1,898,327	937,973	208,879
Total Old Line Bancshares, Inc. stockholders' equity	69,475,107	68,039,966	65,787,739	63,314,199	43,756,256
Non-controlling interest	436,725	456,672	478,109	515,797	582,036
Total stockholders' equity	69,911,832	68,496,638	66,265,848	63,829,996	44,338,292
Total liabilities and stockholders' equity	$ 809,691,781	$ 811,042,301	$ 785,985,289	$ 759,412,091	$ 407,551,581
Shares of basic common stock outstanding	6,828,452	6,817,694	6,809,594	6,809,594	4,677,363

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended March 31, 2012	Three Months Ended December 31, 2011	Three Months Ended September 30, 2011	Three Months Ended June 30, 2011	Three Months Ended March 31, 2011	Twelve Months Ended December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest revenue
Loans, including fees	$ 7,952,835	$ 7,922,484	$ 8,573,052	$ 7,741,299	$ 4,195,866	$ 28,432,701
Investment securities and other	1,149,451	1,139,091	1,164,052	1,132,673	451,996	3,887,812
Total interest revenue	9,102,286	9,061,575	9,737,104	8,873,972	4,647,862	32,320,513
Interest expense
Deposits	1,127,498	1,146,233	1,175,773	1,191,712	875,976	4,389,694
Borrowed funds	212,376	217,012	216,756	211,086	184,623	829,477
Total interest expense	1,339,874	1,363,245	1,392,529	1,402,798	1,060,599	5,219,171
Net interest income	7,762,412	7,698,330	8,344,575	7,471,174	3,587,263	27,101,342
Provision for loan losses	375,000	800,000	800,000	50,000	150,000	1,800,000
Net interest income after provision for loan losses	7,387,412	6,898,330	7,544,575	7,421,174	3,437,263	25,301,342
Non-interest revenue
Service charges on deposit accounts	319,327	349,166	380,065	396,785	82,450	1,208,466
Gain on sales or calls of investment securities	277,170	27,338	72,252	2,489	38,070	140,149

Other than temporary impairment on equity securities	--	(539)	--	(122,500)	--	(123,039)
Earnings on bank owned life insurance	136,705	143,840	356,281	122,350	79,038	701,509
Gains (losses) on sales other real estate owned	(31,988)	199,425	45,595	--	2,985	248,005
Other fees and commissions	177,599	164,035	161,608	118,207	122,337	566,187
Total non-interest revenue	878,813	883,265	1,015,801	517,331	324,880	2,741,277
Non-interest expense
Salaries & employee benefits	2,808,994	2,519,638	3,030,508	2,973,734	1,500,711	10,024,591
Occupancy & Equipment	907,871	897,652	916,610	857,381	459,914	3,131,557
Data processing	224,735	221,203	232,530	233,332	129,750	816,815
Merger and integration	29,167	29,167	77,880	377,214	90,060	574,321
Core deposit premium	194,675	194,675	194,674	194,675	--	584,024
Other operating	1,520,731	1,776,226	1,700,964	1,529,106	746,739	5,753,035
Total non-interest expense	5,686,173	5,638,561	6,153,166	6,165,442	2,927,174	20,884,343

Income before income taxes	2,580,052	2,143,034	2,407,210	1,773,063	834,969	7,158,276
Income taxes	844,005	197,619	737,405	656,357	335,243	1,926,624
Net income	1,736,047	1,945,415	1,669,805	1,116,706	499,726	5,231,652
Less: Net income (loss) attributable to the noncontrolling interest	(19,947)	(21,436)	(37,688)	(66,239)	(22,956)	(148,319)

Net income available to common stockholders	$ 1,755,994	$ 1,966,851	$ 1,707,493	$ 1,182,945	$ 522,682	$ 5,379,971

Earnings per basic share	$ 0.26	$ 0.29	$ 0.25	$ 0.17	$ 0.12	$ 0.86
Earnings per diluted share	$ 0.26	$ 0.29	$ 0.25	$ 0.17	$ 0.12	$ 0.86
Dividend per common share	$ 0.04	$ 0.04	$ 0.03	$ 0.03	$ 0.03	$ 0.13
Average number of basic shares	6,820,894	6,817,694	6,809,594	6,809,594	4,428,629	6,223,057
Average number of dilutive shares	6,855,568	6,834,584	6,834,584	6,841,535	4,465,562	6,253,898

Old Line Bancshares, Inc. & Subsidiaries
Selected Average Balance Sheet and Loan Information

Average Balance Sheet (Dollars in thousands)

	Three Months Ended					Twelve Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2011
Average total interest earning assets	$ 714,209	$ 702,849	$ 674,069	$ 656,173	$ 367,123	$ 599,397
Average total interest bearing liabilities	567,447	550,177	535,191	500,738	301,017	482,458
Net interest earning assets	$ 146,762	$ 152,672	$ 138,878	$ 155,435	$ 66,106	$ 116,939
Tax equivalent net interest margin	4.51%	4.45%	5.01%	4.66%	4.01%	4.61%

Loan Information (Dollars in thousands)

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Acquired Loans(1)
Non-accrual(2)	$ 1,806	$ 4,583	$ 4,255	$ 5,354	$ --
Accruing 30-89 days past due	2,652	839	955	2,431	--
Accruing 90 or more days past due	6	--	1,388	42	--

Legacy Loans(3)
Non-accrual	$ 1,787	$ 1,247	$ 1,169	$ 1,169	$ 1,169
Accruing 30-89 days past due	1,278	745	307	5,242	1,130
Accruing 90 or more days past due	--	34	--	--	--

Allowance for loan losses as % of gross loans	0.68%	0.69%	0.58%	0.45%	0.69%
Allowance for loan losses as % of legacy loans	0.96%	0.99%	0.88%	0.70%	0.69%
Total non-performing loans as a % of gross loans	1.90%	1.08%	1.05%	0.23%	0.38%
Total non-performing assets as a % of total assets	1.31%	1.22%	1.25%	0.41%	0.77%

(1) Acquired loans represent all loans acquired on April 1, 2011. We originally recorded these loans at fair value upon acquisition.
(2) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement. At acquisition, we recorded these loans at fair value. As provided for under ASC 310-30, we recognize interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(3) Legacy loans represent total loans excluding loans acquired April 1, 2011.
CONTACT: OLD LINE BANCSHARES, INC.
         CHRISTINE M. RUSH
         CHIEF FINANCIAL OFFICER
         (301) 430-2544